                         SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 41(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant _X_

Filed by a Party other than the Registrant ___

Check the appropriate box:

___ Preliminary Proxy Statement

___ Confidential, for Use of the Commission Only, (as permitted by Rule
    14a-6 (c) (2))

_X_ Definitive Proxy Statement

_X_ Definitive Additional Materials

___ Soliciting Material Pursuant to Section 240.14a-11(c) or Section
    240.14a-12

                          Wal-Mart Stores, Inc.
             (Name of Registrant as Specified in its Charter)

  (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

_X_ No fee required

___ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    (1)  Title of each class of securities to which transaction applies:

    (2)  Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4)  Proposed maximum aggregate value of transaction:

    (5)  Total fee paid:

___ Fee paid previously with preliminary materials.

___ Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    (1)  Amount Previously Paid:
    (2)  Form, Schedule or Registration Statement No.:
    (3)  Filing Party:
    (4)  Date Filed:


                         WAL-MART STORES, INC.
                         Bentonville, Arkansas


                NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        To Be Held June 5, 1998


     The 1998 Annual Meeting of Shareholders of Wal-Mart Stores, Inc. will be held on Friday, June 5, 1998, at 8:30 A.M. in Bud Walton
Arena, University of Arkansas, Fayetteville, Arkansas. Pre-meeting activities start at 7:30 A.M.

     The purposes of the Annual Meeting are:

       (1)    To elect directors;

       (2)    To vote on the Wal-Mart Stores, Inc. Stock Incentive Plan of
              1998;

       (3) To vote on the Wal-Mart Stores, Inc. Management Incentive Plan of 1998;

       (4) To vote on a shareholder proposal described on pages 11 to 12 of the Proxy Statement; and

       (5) To transact any other business that may properly come before the meeting.

       You must be a shareholder of record at the close of business on April 8, 1998, to vote at the Annual Meeting. If you plan to attend, please bring the Admittance Slip on the back cover. Regardless of whether you will attend, please vote by signing, dating and returning the enclosed proxy. Mailing your completed proxy will not prevent you from voting in person at the meeting.

       Your proxy is solicited by and on behalf of the Board of Directors.


                   By Order of the Board of Directors

                           (signature here)

                           Robert K. Rhoads
                           Secretary

Bentonville, Arkansas
April 10, 1998

              Annual Meeting Admittance Slip on Back Cover

                         WAL-MART STORES, INC.
                         Bentonville, Arkansas


                            PROXY STATEMENT


       This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Wal-Mart Stores, Inc., a Delaware corporation, for use at the Annual Meeting of Shareholders. The meeting will be held in Bud Walton Arena, University of Arkansas, Fayetteville, Arkansas, on Friday, June 5, 1998, at 8:30 a.m. Wal-Mart's mailing address is Bentonville, Arkansas 72716, and its telephone number is (501) 273-4000.

                           VOTING PROCEDURES

       Your proxy card, ballot, and voting records will not be disclosed to Wal-Mart unless it is legally necessary, requested by you, or your vote is cast in a contested proxy solicitation. First Chicago Trust Company of New York has been appointed independent inspector of the election. First Chicago is independent, and the individual inspectors are not Wal-Mart employees.

       This Proxy Statement will be mailed on or about April 10, 1998. Wal-Mart has fixed the close of business on April 8, 1998, as the record date for the meeting. You are entitled to one vote for each share you own. A quorum, holders of the majority of the outstanding common stock, must be present in person or represented by proxy to hold the meeting. The vote of the holders of a majority of stock present in person or by proxy is required to elect any director or to approve any other matter.

       You may revoke your proxy at any time before its exercise. To revoke your proxy, you may file a written revocation with Wal-Mart's Secretary or you may sign a proxy bearing a later date. You may also revoke your proxy by voting in person at the meeting. Properly executed proxies that are filed before the meeting and not revoked will be voted in accordance with the directions in them.

       Votes withheld from nominees for director, abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been reached. Votes withheld from nominees for director and abstentions on proposals have the same effect as votes against them. Broker non-votes have no effect on the outcome of the election of directors or other proposals.

       If you hold your shares in your own name rather than through a broker, you may vote by phone. To vote by phone, dial 1-800-OK 2 VOTE (1-800-652-8683). Wal-Mart associates who hold shares through the Profit Sharing Plan, 401(k) Plan or the Associate Stock Purchase Plan may also vote by phone.

       This solicitation is made on behalf of the Board of Directors. The Company pays for the cost of soliciting these proxies. In addition to solicitation by mail, the Company reimburses brokerage houses and others for forwarding proxies and proxy material to shareholders.

       Unless you indicate otherwise on your proxy card, the persons named as your proxies will vote your shares FOR all of the nominees for director, FOR the Wal-Mart Stores, Inc. Stock Incentive Plan of 1998, FOR the Wal-Mart Stores, Inc. Management Incentive Plan of 1998, and AGAINST the shareholder proposal.

                    ITEM 1: ELECTION OF DIRECTORS

       Wal-Mart's directors are elected at each annual meeting and hold office until the next election. All nominees except Roland Hernandez and Jose Villarreal are presently directors of Wal-Mart.
The persons named in the accompanying form of proxy will vote the shares it represents for the nominees, unless you instruct otherwise. The Company expects each nominee to be able to serve. If a nominee is unable to act as a director, the persons named in the proxy may vote for any substitute nominee proposed by the Board unless you withhold authority for them to vote for a substitute.

       Following the Annual Meeting, Wal-Mart will have 15 directors. The Board has authority under Wal-Mart's by-laws to fill vacancies and to increase or decrease its size between annual meetings.

       If you want to recommend a director candidate, please write to Robert K. Rhoads, Secretary of the Company, providing the recommended candidate's name, biographical information and qualifications. Wal-Mart's management will forward to the Compensation and Nominating Committee the most highly qualified candidates for consideration.
        1

                       NOMINEES FOR DIRECTOR

       Nominees for director are nominated by the Board. They were selected on the basis of outstanding achievement in their careers, broad experience, wisdom, integrity, ability to make independent, analytical inquiries, understanding of the business environment, and willingness to devote adequate time to Board duties. The Board is committed to diversified membership. The Board will not discriminate on the basis of race, color, national origin, gender, religion or disability in selecting nominees. All nominees have held the positions shown for at least five years unless otherwise noted.
                                                                 Director
Name                 Age  Business Experience                     Since

Jeronimo Arango       72  Chairman of the Board of Cifra,          1997
                          S.A. de C.V., the largest retailer
                          in Mexico.

John A. Cooper, Jr.   59  Chairman of the Board of Cooper          1980
                          Communities, Inc., which is engaged
                          in real estate development.  He is
                          also a director of Entergy Corporation
                          and J.B. Hunt Transport Services, Inc.

Stephen Friedman      60  Limited Partner of Goldman, Sachs        1996
                          & Co. since 1994 and Senior Chairman
                          and Limited Partner of Goldman, Sachs
                          & Co. from December 1994 to April
                          1998. Senior advisor to Marsh & McLennan
                          Risk Capital Corp. since April 1998.
                          From December 1990 until November 1994,
                          he served as Co-Chairman or sole
                          Chairman of Goldman, Sachs & Co.  He
                          is also a director of the Fannie Mae.

Stanley C. Gault      72  Chairman of the Goodyear Tire &          1996
                          Rubber Company from June 1991 to June
                          1996 and Chief Executive Officer of
                          the Goodyear Tire & Rubber Company
                          from June 1991 to January 1996. Mr.
                          Gault previously served as Chairman
                          and Chief Executive Officer of
                          Rubbermaid Incorporated.  He is also
                          a director of Avon Products, Inc.,
                          and The Timken Company.

David D. Glass        62  President and Chief Executive           1977
                          Officer of Wal-Mart.

Roland A. Hernandez   40  President and Chief Executive           New
                          Officer of Telemundo Group, Inc., a
                          Spanish-language television network,
                          from March 1995 to the present.  He
                          was previously the President of
                          Interspan Communications, Inc.  He
                          is also a director of Beneficial
                          Corporation.

Dr. Frederick S.      62  President of Florida A&M University.    1993
    Humphries             He is also a director of Brinker
                          International, Inc.

E. Stanley Kroenke*   50  Chairman of The Kroenke Group,          1995
                          which is engaged in real estate
                          development, and co-owner of the
                          St. Louis Rams National Football
                          League franchise.

Elizabeth A. Sanders  52  Management consultant with The          1993
                          Sanders Partnership, a retail
                          consulting firm, since 1990.
                          She was previously a Vice-President
                          and General Manager for Nordstrom,
                          Inc.  She is also a director of
                          Advantica Restaurant Group, Inc.,
                          H.F. Ahmanson & Co., Wellpoint, Inc.,
                          and Wolverine Worldwide, Inc.

Jack C. Shewmaker     60  International consultant, rancher       1977
                          and retired Wal-Mart executive.

Donald G. Soderquist  64  Vice Chairman and Chief Operating       1980
                          Officer of Wal-Mart.

Dr. Paula Stern       53  President of The Stern Group, Inc.,     1995
                          an international trade advisory firm,
                          since 1989.  She is a member of the
                          President's Advisory Committee for
                          Trade Policy and Negotiations. She
                          previously served as Chairwoman of the
                          U.S. International Trade Commission.
                          Dr. Stern is also a director of Avon
                          Products, Inc., Columbia Broadcasting
                          System, Inc., and Harcourt General, Inc.

Jose H. Villarreal    44  Partner in the San Antonio offices of    New
                          the law firm of Akin, Gump, Strauss,
                          Hauer & Feld, L.L.P., from July 1994
                          to the present.  He was previously a
                          partner with the law firm of McGinnis,
                          Lochridge & Kilgore, L.L.P.  He is
                          also a director of the Fannie Mae.

John T. Walton*       51  Chairman of Quantum Partners, L.L.C.,    1992
                          which holds investments in technology
                          companies.  From July 1983 to March
                          1994, Mr. Walton was Chairman of
                          Corsair Marine, Inc.

S. Robson Walton*     53  Chairman of the Board of Wal-Mart.       1978

*S. Robson Walton and John T. Walton are brothers.  E. Stanley Kroenke is their first cousin by marriage.
        2

                          STOCK PERFORMANCE CHART

       This graph shows the yearly percentage change in cumulative total shareholder return on Wal-Mart stock during the last five fiscal years ended January 31, 1998. The graph also shows the cumulative total returns of the S&P 500 Index and the published retail industry index. The comparison assumes $100 was invested on January 31, 1993, in Wal-Mart stock and in each of the indices shown and assumes reinvestment of dividends.


                             (Graph here)
                           1/94   1/95   1/96   1/97   1/98
Wal-Mart Stores, Inc.        82     71     64     75    127
S & P 500                   113    113    157    199    252
S & P Retail Composite       96     89     96    115    170

                          EXECUTIVE COMPENSATION

Summary Compensation Table: This table shows the compensation during each of the Company's last three fiscal years paid to Wal-Mart's Chief Executive Officer and four other most highly compensated executive officers based on compensation earned during the fiscal year ended January 31, 1998.

                                Annual compensation                     Long-term compensation

                            Fiscal                          Other     Restricted  Number of
                             Year              Incentive    annual       stock   securities     All other
   Name and                 ended    Salary     Payment  compensation    awards  underlying   compensation
   position                Jan. 31,  ($)(1)       (2)       ($)(3)       ($)(4)   options        ($)(5)
David D. Glass               1998   1,163,846  1,102,000    80,678     2,000,000    87,136      221,023
 President and Chief         1997   1,085,000    377,580    71,363          0      135,625       40,436
 Executive Officer           1996   1,035,000       0       66,759          0       66,064       40,359

Donald G. Soderquist         1998     906,000    755,700      0        1,750,000    57,340       51,352
 Vice Chairman and           1997     860,000    299,280      0             0       89,583       30,866
 Chief Operating Officer     1996     830,000       0         0             0       52,979       29,119

Bob L. Martin                1998     549,827    495,000    14,514     1,500,000    37,559       43,541
 Executive Vice President    1997     500,000     87,000    23,708          0       52,083       18,011
 and President of the        1996     450,000       0         0             0       40,000       15,886
 International Division

H. Lee Scott, Jr.            1998     489,615    453,750      0        1,500,000    50,000       27,452
 Executive Vice President    1997     390,000    138,645      0             0       40,625       14,174
 and President of the        1996     370,000       0         0             0       30,000       12,587
 Wal-Mart Stores Division

Thomas M. Coughlin           1998     487,923    453,750    21,623     1,500,000    34,429       57,809
 Executive Vice President    1997     420,000    149,310    35,930          0       43,750       17,690
 and Chief Operating Officer 1996     405,000       0        9,984          0       30,000       14,715
 of the Wal-Mart Stores
 Division

[FN]
<F1>
(1) This column includes compensation earned during the fiscal year, but deferred. The salary level shown for David Glass differs slightly from the amount shown in the Compensation and Nominating Committee's report because of a change in Wal-Mart's compensation year from a fiscal year end to a March 31 year end.
<F2>
(2) Incentive payments in this column relate to performance under the Management Incentive Plan during the January 31, 1997 and 1998 fiscal years but were paid during the January 31, 1998 and 1999 fiscal years, respectively.
        3

<F3>
(3) These amounts are incentive payments on amounts deferred under the Officer Deferred Compensation Plan. These amounts do not include the value of perquisites or other personal benefits because they do not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for any named executive officer.
<F4>
(4) Restricted stock shares were awarded during the fiscal year ended January 31, 1998. The fair market value on the date of grant was $24 per share. Awards were made to Messrs. Glass, Soderquist, Martin, Scott, and Coughlin in the amounts of 83,333, 72,917, 62,500, 62,500, and 62,500 shares, respectively. Dividends are paid on the restricted stock. The awards generally vest in three equal increments-three years from the date of grant, seven years from the date of grant, and upon attainment of age 65.
<F5>
(5) "All other compensation" for the fiscal year ended January 31, 1998, includes Company contributions to Wal-Mart's Profit Sharing, Supplemental Executive Retirement and 401(k) plans, above-market interest credited on deferred compensation, and term life insurance premiums paid by Wal-Mart for the benefit of each officer. These amounts are shown in the following table:

                       Profit                                               Life
                      Sharing       SERP          401(k)   Above-market  Insurance
 Name             contributions contributions contributions  interest     premiums
David D. Glass        $3,200      $57,496         $3,200     $157,047        $80
Donald G. Soderquist  $3,200      $43,039         $3,200       $1,833        $80
Bob L. Martin         $3,200      $19,381         $3,200      $17,680        $80
H. Lee Scott, Jr.     $3,200      $18,680         $3,200       $2,292        $80
Thomas M. Coughlin    $3,200      $19,326         $3,200      $32,003        $80

Option Grants for Fiscal Year Ended January 31, 1998: This table shows all options to acquire shares of Wal-Mart stock granted to the named executive officers during the fiscal year ended January 31, 1998.

                                 Individual Grants

                      Number of    Percent of
                     securities   total options
                     underlying    granted to     Exercise                  Grant date
                       options    associates in  price/share  Expiration   present value
  Name                 granted     fiscal year      (1)          date           (2)
David D. Glass         87,136         1.66%       $39.9375     01/14/08      $1,210,319
Donald G. Soderquist   57,340         1.09%       $39.9375     01/14/08        $796,453
Bob L. Martin          37,559         0.71%       $39.9375     01/14/08        $521,695
H. Lee Scott, Jr.      50,000         0.95%       $39.9375     01/14/08        $694,500
Thomas M. Coughlin     34,429         0.65%       $39.9375     01/14/08        $478,219

[FN]
<F1>
(1) The exercise price equals the closing price of Wal-Mart stock on the date of grant. The options are exercisable in seven equal annual installments beginning one year after grant. They expire ten years after grant.
<F2>
(2) The fair value of these options at the date of grant was estimated using a Black-Scholes option pricing model. The following weighted-average assumptions were used to estimate the value of options: a 5.78 year expected life of the options; a dividend yield of 0.69%; expected volatility for Wal-Mart stock of 0.262%; and a risk-free rate of return of 5.81%.


Option Exercises and Fiscal Year End Option Values: This table shows all stock options exercised by the named executives during the fiscal year ended January 31, 1998, and the number and value of options they held at fiscal year end.

                                                Number of securities              Value of unexercised
                       Shares     Value        underlying unexercised                 in-the-money
                    acquired on  realized   options at fiscal year end (#)   options at fiscal year end ($)(2)
  Name                exercise    ($)(1)      Exercisable  Unexercisable       Exercisable    Unexercisable
David D. Glass         160,000   4,670,000      330,102        377,823          7,691,125       4,733,156
Donald G. Soderquist    55,560   1,836,952      200,838        274,489          4,231,758       3,541,612
Bob L. Martin              0         0           76,321        155,595          1,368,751       1,878,434
H. Lee Scott, Jr.          0         0           48,883        135,480            916,345       1,367,011
Thomas M. Coughlin      29,015     328,223       21,885        129,361            399,329       1,531,298

[FN]
<F1>
(1) The value realized equals the difference between the option exercise price and the closing price of Wal-Mart stock on the date of exercise, multiplied by the number of shares to which the exercise relates.
<F2>
(2) The value of unexercised in-the-money options equals the difference between the option exercise price and the closing price of Wal-Mart stock at fiscal year end, multiplied by the number of shares underlying the options. The closing price of Wal-Mart stock on Friday, January 30, 1998, as reported in the Wall Street Journal, was $39 13/16.
        4

                         COMPENSATION AND NOMINATING
                              COMMITTEE REPORT
                          ON EXECUTIVE COMPENSATION

       Compensation Philosophy: Wal-Mart's executive compensation program is designed to: (1) provide fair compensation to executives based on their performance and contributions to Wal-Mart; (2) provide incentives to attract and retain key executives; and (3) instill a long-term commitment to Wal-Mart and develop pride and a sense of Company ownership, all in a manner consistent with shareholder interests.

       The Compensation and Nominating Committee set the salaries of David Glass, the Chief Executive Officer, and Rob Walton, the Chairman. The Committee approved the salaries of Don Soderquist and Paul Carter, Wal-Mart executives who served on the Board of Directors during the fiscal year. As a part of its oversight of the Company's compensation programs, the Committee also reviewed the salaries paid to certain other Wal-Mart executives.

       The executive officers' compensation package has three main parts: (1) base salary, which is reviewed annually; (2) equity compensation consisting of stock options and, for certain executives, restricted stock; and (3) incentive payments under the Company's Management Incentive Plan, which may be earned annually depending on the Company's achievement of pre-established performance goals. Wal-Mart has a Deferred Compensation Plan under which executives may defer compensation, with interest accruing on amounts deferred. Incentive payments on the amounts deferred are accrued annually starting 10 years after the initial deferral. Company executives also participate in the Company's Profit Sharing Plan, which is a defined contribution retirement plan with its assets primarily invested in Wal-Mart stock, and in the Company's 401(k) Plan.

       Base Salary: Base salaries of Company executives are based on Wal-Mart's performance for the prior fiscal year and upon a subjective evaluation of each executive's contribution to that performance. In evaluating overall Company performance, the primary focus is on Wal-Mart's financial performance for the year as measured by net income, total sales, comparable store sales, return on assets and shareholders' equity. Other criteria, including whether Wal-Mart conducts its operations in accordance with the business and social standards expected by its associates, shareholders and the communities in which it operates, are also considered.

       Equity Participation: Stock options are generally granted annually in an effort to link executives' future compensation to the long-term financial success of Wal-Mart, as measured by stock performance. Options are priced at 100% of the stock market value on the day of grant. They typically vest in equal annual increments, beginning one year from the date of grant. Options granted on or after November 17, 1995, are generally exercisable in seven annual installments.

       The total number of options awarded to each executive is generally based on an option grant dollar amount divided by the option's exercise price. The option grant dollar amount is the product of the executive's salary multiplied by the appropriate stock option grant percentage. For example, if an executive makes $250,000 per year and the percentage applied is 125%, the option grant dollar amount for the executive is $312,500. This amount is divided by a stock price on the date of grant. In this example, $312,500 divided by a stock price of $50 will result in a grant of an option to purchase 6,250 shares at $50 per share.

       The Committee establishes the percentages for, and makes awards of options to, those persons required to file reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended ("Section 16 persons"). These percentages are based on a subjective evaluation of the performance of each executive without regard to the number of options held by or previously granted to the executive.

       In addition to stock options, certain executives may from time to time be granted restricted stock under Wal-Mart's Restricted Stock Plan. Any award of restricted stock to Section 16 persons will be made by the Committee, which will set the vesting criteria. Awards may be made to provide incentives to enhance the job performance of certain executives or to induce them to remain with or to become associated with the Company. During the fiscal year, David Glass received 83,333 shares of restricted stock.

       Incentive Payments: Incentive payments are made under Wal-Mart's Management Incentive Plan upon achievement of pre-established performance criteria. For the 1998 fiscal year, the Committee set three levels of overall performance objectives for the Company: threshold, business plan and maximum.

       Corresponding incentive levels for the 1998 fiscal year were assigned to participants in the plan by the Committee as percentages of base salary. These incentive levels are tied directly to the achievement of specific levels of performance objectives. Incentive percentages ranging from a low of 15% of base salary at the threshold level to a high of 95% at the maximum level were payable under the plan to an executive group including, among others, the Chairman, Chief Executive Officer, Chief Operating Officer and Chief Financial Officer. For these officers, performance goals are based on overall corporate performance. For divisional executives, performance goals are based on a combination of corporate and divisional performance.

      For the fiscal year ended January 31, 1998, corporate pre-tax profits exceeded the maximum level set by the Committee. As a result, incentive payments were made under the Management Incentive Plan in March of 1998 for performance in the fiscal year ended January 31, 1998.

      Compensation of the Chief Executive Officer: During the fiscal year, David Glass, Wal-Mart's Chief Executive Officer, received a base salary of $1,160,000, an increase of 6.9% from the prior fiscal year. He was also granted an option to purchase 87,136 shares of Wal-Mart stock. Mr. Glass's salary increase and option grant were based on a subjective evaluation which considered, in part, Wal-Mart's financial performance for the fiscal year ended January 31, 1997 (i.e., an 11.5% increase in net income; a 12% increase in total sales; a 4.9% increase in comparable store sales; and a 19.2% return on average shareholders' equity). The option grant was also based on a subjective evaluation which considered, in part, the projected financial performance of the Company for the fiscal year ended January 31, 1998 (i.e., a 15.4% increase in net income; a 12.5%
        5
increase in total sales; a 6.1% increase in comparable store sales;
and a 19.8% return on average shareholders' equity). Mr. Glass also received an incentive payment of $1,102,000 under Wal-Mart's Management Incentive Plan. This bonus was based on Wal-Mart's achievement of the performance goals established by the Committee and was paid in the current fiscal year but relates to performance in the fiscal year ended January 31, 1998.

       Deductibility of Compensation: Internal Revenue Code Section 162(m) provides that compensation in excess of $1 million paid to an executive officer is not deductible unless it is performance based. Base salary does not qualify as performance-based compensation under
Section 162(m).

       Mr. Glass deferred a portion of his compensation during the fiscal year ended January 31, 1998, so that during the year he actually received less than $1 million in compensation. Because his salary and incentive payment for the fiscal year ending on January 31, 1999, will exceed $1 million, Mr. Glass has volunteered to defer receipt of that portion of his base salary and incentive payments in excess of $1 million until after his retirement. This allows Wal-Mart to deduct the deferred portion of his salary and incentive payment when it is paid after his retirement.

      This report is submitted by the Compensation and Nominating
Committee:

            John A. Cooper, Jr.
            Dr. Frederick S. Humphries
            John Walton


                   COMPENSATION COMMITTEE INTERLOCKS
                      AND INSIDER PARTICIPATION

       During the fiscal year ended January 31, 1998, none of Wal-Mart's executive officers served on the board of any entities whose directors or officers serve on Wal-Mart's Compensation and Nominating Committee. No current or past executive officers of Wal-Mart serve on the Committee.


                     COMPENSATION OF DIRECTORS

       During the calendar year ended December 31, 1997, the compensation paid to outside directors was $50,000, paid in quarterly increments of $12,500. At least one-half of the retainer is taken in Wal-Mart stock or stock units. Chairpersons of board committees receive an additional retainer of $3,000. Each outside director was paid $1,500 per day, not to exceed 30 days per year, for Board-related work outside of the scope of his or her regular director duties. Directors are not paid for meeting attendance. Each director was reimbursed for expenses incurred in attending the meetings.

       During the fiscal year ended January 31, 1998, Jack Shewmaker received a fee of $150,000 under a consulting agreement with Wal-Mart. The agreement with Mr. Shewmaker was initially for a five-year term from May 1, 1988, to April 30, 1993, but was extended to April 30, 1998. It provided for payment of an annual consulting fee of $150,000. The consulting agreement also provided that he will be nominated for a director's position with Wal-Mart for a term concurrent with the consulting arrangement. Mr. Shewmaker also remained eligible to receive benefits generally available to Company executives, and his health insurance costs were paid by the Company during the term of the consulting agreement.


                    ADDITIONAL INFORMATION ABOUT
                       THE BOARD OF DIRECTORS

       The Board held four regular meetings and four telephonic meetings during the year to review significant developments affecting the Company, engage in strategic planning and act on matters requiring Board approval. The Board has five committees: the Audit Committee, the Compensation and Nominating Committee, the Stock Option Committee, the Strategic Planning and Finance Committee, and the Executive Committee. For the 1998 fiscal year, the Audit Committee met five times, the Stock Option Committee met twice, the Compensation and Nominating Committee met six times, and the Strategic Planning and Finance Committee met four times. The Executive Committee did not meet, but acted by written unanimous consents to action during the year. These committees are described in more detail below.

       Audit Committee: This Committee monitors the financial condition of Wal-Mart, reviews its financial policies and procedures, its internal accounting controls and the objectivity of its financial reporting and makes recommendations to the Board concerning the engagement of the independent auditors. The Committee currently consists of Elizabeth A. Sanders, Jack Shewmaker and Paula Stern.

       Compensation and Nominating Committee: This Committee administers Wal-Mart's Stock Option and Restricted Stock Plans for
Section 16 persons, sets the interest rate applicable to the Deferred Compensation Plan, and reviews the salary and benefits structure for executive officers. This Committee also makes recommendations to the Board regarding nominees for directors. The Committee currently consists of John A. Cooper, Jr., Frederick S. Humphries and John Walton.

       Stock Option Committee: This Committee administers Wal-Mart's Stock Option and Restricted Stock Plans, except with respect to
Section 16 persons.  The Committee currently consists of David D.
Glass, Donald G. Soderquist and S. Robson Walton.

       Strategic Planning and Finance Committee: This Committee considers important financial decisions of the Company and engages in long-range strategic planning. The Committee currently consists of Stanley Gault, Stephen Friedman and Stan Kroenke.

       Executive Committee: This Committee implements policy decisions of the Board and acts on its behalf between meetings. The Committee currently consists of Paul R. Carter, David D. Glass, Donald
G. Soderquist and S. Robson Walton.

       For the fiscal year ended January 31, 1998, overall attendance at all Board and committee meetings was over 90%. Each incumbent director attended at least 75% of the Board meetings and 75% of the meetings of committees on which he or she served.


                       INTEREST OF MANAGEMENT IN
                         CERTAIN TRANSACTIONS

       During the fiscal year ended January 31, 1998, Stan Kroenke, a director, held interests in shopping center developments which leased space to Wal-Mart for 44 store
        6
and Sam's Club locations. Total rents and maintenance fees paid by Wal-Mart under these leases for the fiscal year were $29,093,428.
Mr. Kroenke's interest in the amounts paid was $18,612,392. We believe that rents and fees paid for this leased space are competitive with amounts that would be paid to a third party to lease similar space.

       Additionally, during the fiscal year Wal-Mart paid the Kroenke/THF Utility Co., a utility company in which Mr. Kroenke has an ownership interest, $383,796 for utility services provided to two stores. Mr. Kroenke's interest in the amounts paid was $140,725. Wal-Mart also paid $107,431 in expenses related to signs and other items at ten stores. Mr. Kroenke's interest in the amounts paid was $64,608.

       Frank Robson, the brother of Helen R. Walton, a beneficial owner of more than 5% of Wal-Mart stock, held various ownership interests in nine store locations leased by Wal-Mart. The Company paid rents and maintenance fees of $2,570,176 under the leases for the fiscal year ended January 31, 1998. We believe that the rents and maintenance fees paid under the leases are competitive with amounts that would be paid to a third party to lease similar space.

       Alice Walton, a beneficial owner of more than 5% of Wal-Mart stock, has an indirect interest in U.S. Housewares Corporation. A wholly-owned subsidiary of U.S. Housewares Corporation sold $5,284,000 in consumer products to the Company during the fiscal year ended January 31, 1998. Ms. Walton also has an indirect interest in Loadhandler Industries Inc., which had sales of $46,229 to the Company during the fiscal year. Additionally, Loadhandler had invoiced the Company for $697,080, which had not been paid as of the Company's fiscal year end. We believe that these transactions were competitive with amounts that would be paid to third parties in similar transactions.

       Subsequent to the fiscal year end, Wal-Mart's Board of Directors approved an agreement between the Company and Walton Enterprises, L.P., providing that the Company will register on behalf of Walton Enterprises up to 25 million shares of Wal-Mart stock. No registration statement has been filed yet, but Walton Enterprises has agreed to reimburse the Company for the registration fee and all other expenses connected to the performance of the Agreement and the filing of the Registration Statement.

       Stephen Friedman, a director of the Company, is a limited partner of Goldman, Sachs & Co. ("Goldman"). Goldman and its subsidiaries have provided investment banking and related financial services to the Company during fiscal 1998 and are expected to provide similar services to the Company during fiscal 1999.

       Jose Villarreal, a director nominee, is a partner of the law firm Akin, Gump, Strauss, Hauer & Feld, L.L.P. The firm rendered legal services to the Company in fiscal 1998 and is expected to render services in fiscal 1999.


                   SECTION 16(a) BENEFICIAL OWNERSHIP
                         REPORTING COMPLIANCE

       Section 16(a) of the Securities Exchange Act of 1934 requires Wal-Mart's executive officers, directors and persons who own more than 10% of the Company's stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). These reports are also filed with the New York Stock Exchange. A copy of each report is furnished to Wal-Mart.

       SEC regulations require Wal-Mart to identify anyone who filed a required report late during the most recent fiscal year. Based solely on review of reports furnished to the Company and written representations that no other reports were required during the fiscal year ended January 31, 1998, all Section 16(a) filing requirements were met except that Thomas M. Coughlin inadvertently failed to include the ownership of 33,340 shares of Wal-Mart stock held by a family trust and an individual retirement account in his initial report of beneficial ownership of stock. In addition, Mr. Coughlin inadvertently omitted to report two exempt acquisitions of Wal-Mart stock in a timely monthly report and one exempt acquisition in each of fiscal year 1996 and 1997 in his year end reports for those years. These omissions were corrected in amended reports.


            Amount and Nature of Beneficial Ownership (1)

       There were 2,239,826,615 shares of Wal-Mart stock issued and outstanding on March 31, 1998. The following table lists the beneficial owners of 5% or more of Wal-Mart Stock as of March 31, 1998.

                           Direct or
                         Indirect with     Indirect with
 Name and                 Sole Voting      Shared Voting
 Address of              and Investment    and Investment                Percent
 Beneficial Owner             Power            Power         Total      of Class
Alice L. Walton (2)           485,260       871,275,668   871,760,928    38.92%
Helen R. Walton (2)           840,330       871,273,976   872,114,306    38.94%
Jim C. Walton (2)           4,564,068       871,273,976   875,838,044    39.10%
John T. Walton (2)          2,456,005       871,388,068   873,844,073    39.01%
S. Robson Walton (2), (3)     145,280       871,492,954   871,638,234    38.91%
FMR Corp. (4)             138,561,002 (5)        14,750   138,575,752     6.19%

[FN]
<F1>
(1) The information shown is as of March 31, 1998, with the exception of FMR Corp., for which the share ownership information presented is as of December 31, 1997.
<F2>
(2) The shares listed as beneficially owned by each person include 871,273,976 shares held by Walton Enterprises, L.P. Helen R. Walton,
     S. Robson Walton, John T. Walton, Jim C. Walton, Alice L. Walton and two trusts for the benefit of Helen R. Walton are the general partners. The general partners have the power to sell and vote the shares. The business address of each partner is P.O. Box 1508, Bentonville, Arkansas 72712.
<F3>
(3) The number includes 83,992 shares that S. Robson Walton had a right to acquire within 60 days after March 31, 1998, through the exercise of stock options. It also includes 25,432 shares held in the Company's Profit Sharing Plan on behalf of Mr. Walton. He has sole voting power, but no investment power, with respect to these shares.
        7

<F4>
(4)  The address of FMR Corp. is 82 Devonshire Street, Boston,
     Massachusetts  02109.
<F5>
(5) As of December 31, 1997, (a) FMR Corp. had sole dispositive power over these shares and sole voting power with respect to 9,039,094 of these shares, (b) Edward C. Johnson 3d, Chairman of FMR Corp., and Abigail P. Johnson, a Director of FMR Corp., each had sole dispositive power over these shares, and (c) these shares represented (i) 126,075,308 shares beneficially owned by Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp., as a result of acting as investment adviser to various investment companies, (ii) 11,781,794 shares beneficially owned by Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp., as a result of serving as investment manager of certain institutional accounts, and
     (iii) 679,300 shares beneficially owned by Fidelity International Limited, a company which may be deemed controlled by Edward C. Johnson 3d and immediate family members through the ownership of approximately 40% of its voting stock, as a result of acting as investment adviser to various investment companies and certain institutional investors. Information relating to the stockholder is based on the stockholder's
     Schedule 13G, dated February 14, 1998.


Holdings of Officers and Directors: This table shows the amount of Wal-Mart stock held by each director, director nominee, Wal-Mart's Chief Executive Officer, and the four other most highly compensated officers on March 31, 1998. It also shows the stock held by all of Wal-Mart's directors and executive officers as a group on that date.

       Amount and Nature of Beneficial Ownership of Wal-Mart Stock

                              Direct or Indirect     Indirect with
                             with Sole Voting and  Shared Voting and            Percent
Name of Beneficial Owner     Investment Power (1)  Investment Power    Total    of Class
Jeronimo Arango (2)                    1,020                0            1,020     *
Paul R. Carter (2)                   133,870             305,579       439,449     *
John A. Cooper, Jr.                  215,543              41,712       257,255     *
Thomas M. Coughlin                   102,452              75,080       177,532     *
Stephen Friedman                      20,000                0           20,000     *
Stanley C. Gault                      10,468                0           10,468     *
David D. Glass                     2,561,279                0        2,561,279     *
Roland A. Hernandez                     0                   0             0        *
Dr. Frederick S. Humphries               400                0              400     *
E. Stanley Kroenke                   534,997          30,930,964    31,465,961    1.40%
Bob L. Martin                        171,896              20,832       192,728     *
Elizabeth A. Sanders                   3,234                0            3,234     *
H. Lee Scott, Jr.                    160,043               1,574       161,617     *
Jack Shewmaker                     1,807,050                0        1,807,050     *
Donald G. Soderquist               2,063,152              84,356     2,147,508     *
Dr. Paula Stern                          500                0              500     *
Jose H. Villarreal                      0                   0             0        *
S. Robson Walton (3)                 145,280         871,492,954   871,638,234   38.91%
John T. Walton (3)                 2,456,005         871,388,068   873,844,073   39.01%
Directors and Executive Officers  11,190,226         903,095,515   914,285,741   40.80%
as a Group (26 persons) (2)

[FN]
<F1>
* Less than one percent
<F2>
(1) These amounts include shares that the following persons had a right to acquire within 60 days after March 31, 1998, through the exercise of stock options and shares they hold in the Profit Sharing Plan. These share numbers are shown in the following table:

                            Stock options exercisable     Shares held in the
    Name                           within 60 days        Profit Sharing Plan
    Paul R. Carter                      98,324                     0
    Thomas M. Coughlin                  21,885                   17,255
    David D. Glass                     330,102                   85,197
    Bob L. Martin                       76,321                    6,179
    H. Lee Scott, Jr.                   48,883                   11,140
    Donald G. Soderquist               200,838                   32,439
    S. Robson Walton                    83,992                   25,432
    Directors and Officers as a Group  992,818                  268,888

<F3>
(2) Jeronimo Arango, Paul Carter and one of Wal-Mart's executive officers each own shares of the common stock of Cifra S.A. de C.V., a majority-owned subsidiary of Wal-Mart. The Company does not have information regarding the number of shares owned by Mr. Arango, but believes him to be a substantial shareholder of Cifra stock. Mr. Carter owned 8,431 Cifra Series "V" shares, while another of Wal-Mart's executive officers owned 2,456 Cifra Series "V" shares at March 31 through American Depository Receipts. As of March 31, 1998, Cifra had 4,021,185,724 Series "V" shares and 787,814,276 Series "C" shares issued and outstanding.
<F4>
(3) Amounts shown for S. Robson Walton and John T. Walton in this column include 871,273,976 shares held by Walton Enterprises, L.P.
        8

                        ITEM 2: PROPOSAL TO ADOPT
                          WAL-MART STORES, INC.
                       STOCK INCENTIVE PLAN OF 1998

     Wal-Mart's Board of Directors proposes adoption of the Wal-Mart Stores, Inc. Stock Incentive Plan of 1998 (Attachment A), which is being presented to the shareholders for approval. The Plan increases Wal-Mart's ability to compete with other companies for superior talent and enhances the Company's ability to retain associates and directors.
     The Plan is being submitted to the shareholders for approval to comply with Section 162(m) of the Internal Revenue Code. Section 162(m) prohibits a company from taking a federal income tax deduction for compensation paid in excess of $1 million to an associate defined in the provision as a "covered employee." This limit on deductibility does not apply to compensation that is "qualified performance-based compensation" so long as certain criteria, including shareholder approval of the plan under which the compensation is paid, are met.

     Under the Plan, incentive and non-qualified stock options, stock appreciation rights, stock value equivalent awards and shares of restricted stock may be granted to any associate of Wal-Mart and its affiliates. Awards relating to no more than 1,600,000 shares and share equivalents may be granted to any covered employee in any year. At March 31, 1998, there were over 8,000 associates and directors eligible to participate in the Plan. Eighty million shares of Wal-Mart stock have been reserved for issuance under the Plan. The closing price of Wal-Mart stock on April 3, 1998, as reported in the Wall Street Journal, was $51 1/2. The Plan replaces Wal-Mart's existing Stock Option and Restricted Stock Plans. The Board of Directors urges you to vote for the Plan.

     Administration. The Plan is administered by the Compensation and Nominating Committee, which is authorized to interpret the Plan and to establish rules and procedures governing the Plan. In addition, the Committee is authorized to determine the types and amounts of awards to be granted, establish the terms and conditions of awards, and amend the terms or waive the conditions of any award. The Committee may delegate its administrative duties under the Plan to one or more administrators, except with respect to awards to Section 16 persons and awards to "covered employees" designed to satisfy section 162(m) of the Internal Revenue Code.

     Stock Options. Stock options granted to participants will be non-qualified stock options unless designated as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code. Generally, the exercise price of an incentive stock option may not be less than the fair market value of the Wal-Mart stock on the date of grant. In the case of non-qualified stock options, the exercise price shall be determined by the Committee in its sole discretion.

     Stock options are exercisable in whole or in part at such time or times as may be determined by the Committee, except that incentive stock options generally may not be exercised after the expiration of 10 years from the date granted. The type of consideration by which the exercise price of stock options may be paid shall be determined by the Committee, except that options intended to comply with Section 162(m) will have an exercise price of no less than the fair market value of Wal-Mart stock on the date of grant.

     Restricted Stock. The Committee may award restricted stock under the Plan and determine the restrictions on the stock. If the restrictions are not met, all or a portion of the shares of restricted stock will be forfeited to Wal-Mart, together with any non-cash proceeds received with respect to those shares. While any restriction applies to a recipient's shares of restricted stock, the recipient will be entitled to (i) retain all dividends paid on the restricted stock (without repayment to Wal-Mart upon any forfeiture of shares of the stock), (ii) receive any non-cash proceeds from a stock split, reverse stock split or recapitalization of Wal-Mart, which non-cash proceeds shall automatically become restricted stock subject to the restrictions then existing, and (iii) vote the restricted stock. Also while any restriction applies, a recipient may not sell, assign, transfer or grant any security interest in his or her restricted stock. Unless otherwise provided in the award, if a recipient ceases to be a Wal-Mart associate before the restrictions lapse, all shares of restricted stock will automatically be forfeited to Wal-Mart. The aggregate shares of restricted stock that may be awarded under the Plan is limited to 20% of the shares of Wal-Mart stock reserved for issuance under the Plan.

     Stock Appreciation Rights and Stock Value Equivalent Awards. The Committee may grant stock appreciation rights under the Plan which entitle recipients to receive payment upon exercise after vesting equal to (i) the excess of the fair market value of a share of Wal-Mart stock on the date of exercise over the fair market value of a share of Wal-Mart stock on the date of grant or (ii) a price determined by the Committee, multiplied by the number of share equivalents covered by the stock appreciation rights exercised. The Committee may also grant stock value equivalent awards entitling recipients to receive payment upon election after vesting equal to the fair market value of Wal-Mart stock on the date of election multiplied by the share equivalents covered by the election. The Committee will establish the period over which the stock appreciation rights vest. Payment by Wal-Mart upon the exercise of a stock appreciation right may, at the Committee's discretion, be made in cash, in shares of Wal-Mart stock, or a combination.
        9

     Changes Affecting Stock. In the event of a stock split, reverse stock split, stock dividend, or combination or reclassification of Wal-Mart stock, or a merger or other transaction resulting in a change in the number of shares without the receipt of consideration by Wal-Mart, the number of shares of Wal-Mart stock reserved under the Plan, the number of shares covered by outstanding awards and restricted stock, and the price per share covered by any outstanding awards shall be adjusted proportionately as determined by the Committee.

     Amendment and Termination of the Plan. The Committee may amend or terminate the Plan without the consent of stockholders or participants, except to the extent the action is required to be approved by Wal-Mart's stockholders in connection with having any outstanding awards comply with the requirements of Section 162(m) of the Internal Revenue Code.

     Federal Income Tax Consequences. The following general information is based upon current statutes, regulations and interpretations and does not purport to be complete.

     Under existing federal income tax law, grant of an option generally creates no tax consequences for the recipient or Wal-Mart. When a non-qualified stock option is exercised, the recipient generally realizes ordinary income equal to the excess of the fair market value of the shares acquired over the exercise price. Wal-Mart generally will be entitled to a deduction in the year the option is exercised equal to the amount the employee is required to treat as ordinary income. An optionee's basis for federal income tax purposes in the shares so acquired equals the fair market value of the shares on the date of exercise. The holding period for determining whether gain or loss is short-term or long-term generally begins on the date the recipient acquires the shares.

     A recipient generally has no taxable income upon exercising an incentive stock option, but the exercise may subject the recipient to the alternative minimum tax. A recipient will recognize capital gain or loss in the amount of the difference between the exercise price and the sale price on the sale or exchange of shares, provided that the recipient does not dispose of the shares within two years from the date of grant and one year from the date of exercise of the incentive stock option. A recipient disposing of such shares before the expiration of these holding periods will recognize ordinary income equal to the lesser of (i) the difference between the option price and the fair market value of the shares on the date of exercise, or (ii) the total amount of gain realized. The remaining gain or loss is generally treated as short term or long term gain or loss, depending on how long the shares are held. Wal-Mart receives a deduction relating to incentive stock options only where the recipient disposes of the shares acquired pursuant to the option prior to the expiration of the holding periods.

     A restricted stock award is not currently taxable income to a recipient so long as the stock is subject to a substantial risk of forfeiture and cannot be transferred free of forfeiture. The recipient will generally be taxed on compensation income equal to the fair market value of the shares on the date the restrictions lapse. Stock appreciation rights and stock value equivalent awards will be taxable to the recipient, and Wal-Mart will be entitled to a deduction, upon the recipient electing to receive a payment under the award.

            ITEM 3:  PROPOSAL TO ADOPT WAL-MART STORES, INC.
                   MANAGEMENT INCENTIVE PLAN OF 1998

     Wal-Mart's Board of Directors proposes adoption of the Wal-Mart Stores, Inc. Management Incentive Plan of 1998 (Attachment B), which is being presented to the shareholders for approval. The purpose of the Plan is to motivate and reward Company management, including executive officers, for profit improvement by setting goals related to profitability. Participation in the Plan is limited to officers and other management associates who have the potential to contribute significantly to Wal-Mart's success. At March 31, 1998, approximately 8,000 associates were eligible to participate in the Plan. The Plan is being submitted to the shareholders for approval to comply with
Section 162(m) of the Internal Revenue Code. Section 162(m) prohibits a company from taking a federal income tax deduction for compensation paid in excess of $1 million to an associate defined in the provision as a "covered employee." This limit on deductibility does not apply to compensation that is "qualified performance-based compensation" so long as certain criteria, including shareholder approval of the plan under which such compensation is paid, are met.

     Under the Plan, objective annual performance goals for the Company and its divisions will be established at the beginning of each fiscal year by the Compensation and Nominating Committee. The performance goals will be based on any one or more of the following measures selected by the Committee: (i) earnings, (ii) revenues, (iii) operating or net cash flows, (iv) financial return ratios, (v) total shareholder return, (vi) market share, and (vii) pre-tax profits. The performance goals will have a "threshold goal" so that if the goal is not achieved, no incentive award will be paid. The Committee will be responsible for determining whether the performance goals have been met. The Committee may establish other goals, including subjective goals, with respect to associates who are not "covered employees." In addition, the Committee will establish at the beginning of each fiscal year the payout percentages of the various participants' salaries eligible to be paid out as incentive awards in the event the performance goals are achieved. No "covered employee" may receive an incentive award greater than two-tenths of one percent
        10
of Wal-Mart's net income for the fiscal year. The Board of Directors urges you to vote for the Plan.

   ITEM 4: SHAREHOLDER PROPOSAL REGARDING ENVIRONMENTAL PRINCIPLES

     The following shareholder proposal was received from the Sisters of St. Francis of Assisi, 3221 South Lake Drive, St. Francis, WI 53235-3799, and five other shareholders. Their names, addresses and the number of shares they hold will be provided upon request.

     WHEREAS WE BELIEVE: Responsible implementation of a sound, credible environmental policy increases long-term shareholder value by raising efficiency, decreasing clean-up costs, reducing litigation, and enhancing public image and product attractiveness;

Adherence to public standards for environmental performance gives a company greater public credibility than standards created by industry alone. For maximum credibility and usefulness, such standards should specifically meet the concerns of investors and other stakeholders;

Companies are increasingly being expected by investors to do meaningful, regular, comprehensive and impartial environmental reports. Standardized environmental reports enable investors to compare performance over time. They also attract investment from investors seeking companies which are environmentally responsible and which minimize the risk of environmental liability.

     WHEREAS: The Coalition for Environmentally Responsible Economies (CERES) - which includes shareholders of this Company; public interest representatives, and environmental experts - consulted with corporations to produce the CERES Principles as comprehensive public standards for both environmental performance and reporting. Scores of companies, including Bank America, Baxter International, Bethlehem Steel, General Motors, H. B. Fuller, ITT Industries, Pennsylvania Power and Light, Polaroid, and Sun [Sunoco], have endorsed these principles to demonstrate their commitment to public environmental accountability and standardized reporting. Fortune 500 endorsers say that the benefits of working with CERES are public credibility, direct access to major environmental and shareholder organizations, leadership in designing the rapidly advancing standardization of environmental disclosure, and measurable value-added for the company's environmental initiatives;

A company endorsing the CERES Principles commits to work toward:

            1.  Protection of the biosphere
            2.  Sustainable natural resource use
            3.  Waste reduction and disposal
            4.  Energy conservation
            5.  Risk reduction
            6.  Safe products/services
            7.  Environmental restoration
            8.  Informing the public
            9.  Management commitment
           10.  Audits and reports

[Materials on the CERES Principles and CERES Report Form are obtainable from CERES, 711 Atlantic Avenue, Boston MA 02110, tel: 617-451-0927, fax: 617-482-2028].

CERES is distinguished from other initiatives for corporate environmental responsibility by being (1) a successful model of shareholder relations; (2) a leader in public accountability through standardized environmental reporting; and (3) a catalyst for significant and measurable environmental improvement within firms.

     RESOLVED: Shareholders request the Company to endorse the CERES Principles as a part of its commitment to be publicly accountable for its environmental impact.

     SUPPORTING STATEMENT: Many investors support this resolution. Those sponsoring similar resolutions at various companies have portfolios totaling $75 billion. Furthermore, the number of public pension funds and foundations supporting this resolution increases every year. We believe the CERES Principles exceed the European Community regulation for voluntary participation in verified and publicly-reported eco-management and auditing, and that they also exceed the requirements for ISO 14000.

     Your vote FOR this resolution will encourage both scrutiny of our Company's environmental policies and reports and adherence to goals supported by management and shareholders alike. We believe the CERES Principles will protect both your investment and your environment.

                  WAL-MART'S STATEMENT IN OPPOSITION

The Board of Directors believes that adoption of this proposal would unduly burden Wal-Mart and its shareholders while adding nothing to Wal-Mart's environmental efforts. Adoption of the CERES principles would require a lengthy and complex annual report and additional administrative costs for programs that already exist within Wal-Mart.

Recycling and Reducing Waste: Recycling is a high priority at Wal-Mart. Wal-Mart has established recycling programs for cardboard, plastics, aluminum cans, car batteries, used motor oil, fluorescent light bulbs, paint, and paper products. In addition to recycling, Wal-Mart has programs to reduce waste. We encourage vendors to reduce packaging to minimize excessive waste. Any waste that is generated is sorted for recycling and donation. Waste that cannot be recycled or donated is crushed in a compactor to minimize space in our landfills.
        11

Wal-Mart Uses Energy Wisely: Wal-Mart's stores have advanced energy management systems to regulate and reduce energy use. The energy management system controls lighting, heating, cooling, and refrigeration in each store. Store and exit signs use special light bulbs that reduce energy use. Many stores have skylights that allow sunlight to light the stores. Wal-Mart is dedicated to reducing energy use.

Safety is the Way We Do Business: We strive to provide a safe shopping experience for our customers and a safe place to work for our associates. Every associate is involved in the safety effort and each store has a safety team. Wal-Mart sets goals that exceed government requirements. We take great pride in knowing that our efforts help ensure the safety of our customers, vendors, and associates.

Wal-Mart Lends a Helping Hand: Wal-Mart gives money to environmental programs. By issuing environmental grants, Wal-Mart is helping to restore and improve our environment. Associates volunteer their time to help with many of these programs.

Getting the Word Out: Wal-Mart publishes information regarding its environmental programs on the Internet. There are signs in every store showing our commitment to recycling and environmentally safe products. Our volunteer efforts in the communities have helped spread the word about our positive and pro-active efforts to promote environmental programs. One way we encourage others to become involved in environmental programs is through our television commercials that tell positive environmental stories.

Sharing a Common Goal: Every associate at Wal-Mart is required to follow recycling guidelines. Our associates volunteer their time to help others in the community. Managers review each store's progress and work with associates to set and accomplish new goals. We all work together as a team with the same goal.

Wal-Mart's long tradition of sensitivity to environmental efforts was highlighted in 1993 when we received the United Nation's Earth Summit Award for our first environmentally sensitive store in Lawrence, Kansas. We are innovators in exploring, refining and implementing new programs to enhance our energy efficiency, reduce packaging, and encourage recycling.

Our environmental efforts are guided, not only by the Company's management, but also by its Environmental Advisory Board, which was created in 1989. National experts, as well as representatives of our vendors, serve on the Environmental Advisory Board and work with us to set new goals and explore new programs.

Wal-Mart believes that these programs support its four environmental commitments to: (1) provide environmentally improved products to our customers, (2) support educational programs for children, (3) seek better ways to build and operate Wal-Mart stores and offices, and (4) support and encourage local community environmental activities.

Wal-Mart already practices many of the principles suggested by this proposal. We work to sustain natural resources, reduce waste, promote safety and safe products, protect the environment, and inform the public about our efforts. The Board of Directors does not believe any benefit to the environment would result from this additional administrative effort and cost. For these reasons, the Board urges you to vote against the proposal.

                   SUBMISSION OF SHAREHOLDER PROPOSALS

     If you want to present a proposal at the 1999 Annual Meeting, send the proposal to Robert K. Rhoads, Secretary of the Company, Bentonville, Arkansas 72716, by registered, certified, or express mail. Proposals must be received on or before December 16, 1998.

     The Company carefully considers all proposals and suggestions from shareholders. If a proposal is clearly in the best interests of Wal-Mart and its shareholders, the Company will implement it without including it in the proxy statement, unless a shareholder vote is required by law.

                           INDEPENDENT AUDITORS

     Ernst & Young LLP has been selected as the Company's independent auditors. Ernst & Young and its predecessor, Arthur Young & Company, have been Wal-Mart's independent auditors since prior to the Company's initial offering of securities to the public in 1970. Representatives of Ernst & Young LLP will attend the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                               OTHER MATTERS

     The Board does not intend to present any items of business other than those stated in the Notice of Annual Meeting of Shareholders. If other matters are properly brought before the meeting, the persons named in the accompanying proxy will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

                    By Order of the Board of Directors

                                   (signature here)

                                   Robert K. Rhoads
                                      Secretary

Bentonville, Arkansas
April 10, 1998
        12

                            ATTACHMENT A

                        WAL-MART STORES, INC.
                    STOCK INCENTIVE PLAN OF 1998

1.1 Purpose. Wal-Mart Stores, Inc. ("Wal-Mart") believes it is important to provide incentives to Wal-Mart's Associates and its Non-Associate Directors through participation in the ownership of Wal-Mart and otherwise. This Wal-Mart Stores, Inc. Stock Incentive Plan of 1998 (the "Plan") is established to provide incentives to certain Associates and the Non-Associate Directors to enhance their job performance, to motivate them to remain or become associated with Wal-Mart and its Affiliates, and to increase the success of Wal-Mart. The Plan is not limited to executive officers or directors of Wal-Mart, but will be available to provide incentives to any Associate that the Committee believes has made or may make a significant contribution to Wal-Mart or an Affiliate of Wal-Mart.

                             DEFINITIONS

2.1 "Affiliate" means any corporation, company limited by shares, partnership, limited liability company, business trust, other entity or other business association that is now or hereafter controlled by Wal-Mart.

2.2 "Associate" means any person employed by Wal-Mart or any Affiliate.

2.3  "Board" means the Board of Directors of Wal-Mart.

2.4 "Cause" means, in the context of termination of an Associate's employment, the Associate's commission of any act deemed inimical to the best interest of Wal-Mart or any Affiliate or failure to perform satisfactorily his or her assigned duties, each as determined in the sole discretion of the Committee.

2.5  "Code" means the Internal Revenue Code of 1986, as amended.

2.6 "Committee" means (1) as to Associates who are Section 16 Persons and as to Performance Based Awards, the Compensation and Nominating Committee of the Board and (2) as to all other Associates, the committee appointed by the Board to administer the Plan or a particular feature of the Plan.

2.7 "Continuous Status as an Associate" means the absence of any interruption or termination of the employment relationship between an Associate and Wal-Mart or an Affiliate. Continuous Status as an Associate shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; or (iii) any other leave of absence approved by Wal-Mart, provided that leave does not exceed one year, unless re-employment upon the expiration of that leave is guaranteed by contract or law or unless provided otherwise by a policy of Wal-Mart.

2.8 "Delaware Law" means the Delaware General Corporation Law, as amended.

2.9 "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations adopted thereunder.

2.10 "Fair Market Value" means, as of any date, the closing sales price for a Share (a) on the NYSE on that date as noted in the Wall Street Journal (or if no trading in Shares occurred on that date, on the last day on which Shares were traded on the NYSE) or (b) if the Shares are not listed for trading on the NYSE, the value of a Share as determined in good faith by Committee.

2.11 "Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Code Section 422.

2.12 "Non-Associate Director" means a director of Wal-Mart who is not an Associate.

2.13 "Nonqualified Option" means an Option not intended to qualify as an Incentive Stock Option.

2.14 "Notification" means the agreement or other document governing any grant of Restricted Stock or Stock Appreciation Rights.

2.15 "NYSE" means the New York Stock Exchange or any successor organization thereto.

2.16 "Option" means a stock option to acquire a certain number of the Subject Shares granted pursuant to the Plan.

2.17 "Option Notification" means the agreement or other document governing any Incentive Stock Option or Nonqualified Option granted under the Plan.

2.18  "Optioned Stock" means the Shares subject to an Option.

2.19 "Optionee" means an Associate or other person who receives an Option.

2.20 "Parent/Subsidiary Corporation" means a "parent corporation" (within the meaning of Code Section 424(e)) or a "subsidiary corporation" (within the meaning of Code Section 424(f)) of Wal-Mart.

2.21 "Performance Based Award" means a Plan Award that the Committee designates as a "Performance Based Award" and that is granted to a "covered employee" (as defined in Code Section 162(m)(3)) or to an Associate that the Committee determines might become a "covered employee."
        13

2.22 "Plan" means this Wal-Mart Stores, Inc. Stock Incentive Plan of 1998, as amended from time to time.

2.23 "Plan Award" means any Option, Restricted Stock Award or Stock Appreciation Right.

2.24 "Recipient" means an Associate or Non-Associate Director who has received a Plan Award.

2.25 "Restricted Stock" means Shares awarded to a Recipient pursuant to a Restricted Stock Award that are subject to a Restriction and all non-cash proceeds of those Shares that are subject to a Restriction.

2.26 "Restricted Stock Award" means the award of Shares subject to one or more Restrictions under the Restricted Stock feature of the Plan and the terms and conditions of that award.

2.27 "Restriction" means the contractual condition(s) contained in a Restricted Stock Award that if not met will result in the forfeiture to Wal-Mart of some or all of the Shares issued to the Recipient pursuant to that Restricted Stock Award and the non-cash proceeds of those Shares.

2.28 "Section 16 Person" means any Associate who is required to file reports under Section 16 of the Exchange Act and the Non-Associate Directors.

2.29 "Securities Act" means the Securities Act of 1933, as amended and the rules and regulations adopted thereunder.

2.30 "Shares" means shares of the Common Stock, $.10 par value per share, of Wal-Mart.

2.31 "Stock Appreciation Right" means a right granted to a Recipient pursuant to the Stock Appreciation Rights feature of the Plan.

2.32 "Subject Shares" means the 80,000,000 Shares reserved for issuance under the Plan.

                     SHARES SUBJECT TO THE PLAN

3.1 The Subject Shares may be authorized, but unissued, Shares or treasury Shares held by Wal-Mart or an Affiliate. Shares reserved for issuance pursuant to an Option that expires, is forfeited or otherwise is no longer exercisable or that are reacquired by Wal-Mart pursuant to the terms of the Plan or a Plan Award, may be the subject of a new Plan Award. No fractional shares may be issued under the Plan. If a stock split, reverse stock split, stock dividend or other combination occurs as to the Shares, the number of Shares reserved for issuance pursuant to the Plan shall be proportionally increased or decreased, as the case may be.

                          ADMINISTRATION

4.1 The Committee will administer the Plan and will grant all Plan Awards. The Plan and Plan Awards to Section 16 Persons shall be administered by the Committee in compliance with Rule 16b-3 adopted under the Exchange Act ("Rule 16b-3"). With respect to Performance Based Awards, the Plan shall be administered by a committee of the Board comprised solely of two or more outside directors, as defined in Code Section 162(m)(4)(C).

4.2  The Committee shall have these duties as to the Plan:

(a)  to establish rules, procedures, and forms governing the Plan;

(b)  to interpret and apply the provisions of the Plan and any Plan
     Award;

(c)  to recommend amendments of the Plan to the Board;

(d) to determine those Associates and Non-Associate Directors who will be Recipients and what Plan Awards will be made to them;

(e)  to set the terms and conditions of any Plan Award;

(f)  to determine the Fair Market Value of the Shares; and

(g) to amend the terms of any Plan Award or to waive any conditions or obligations of a Recipient under or with respect to any Plan Award.

4.3 Except for the administration of Performance Based Awards and matters under the Plan affected by Section 16 of the Exchange Act and the rules adopted thereunder, the Committee may delegate its duties under the Plan to one or more administrators, who may be Associates of Wal-Mart.

4.4 If the Committee intends that a Plan Award qualify for the performance-based compensation exception under Code Section 162(m)(4)(C), the Committee will exercise its discretion to qualify the Plan Award for that exception. All actions taken or determinations made by the Committee, in good faith, with respect to the Plan, a Plan Award or any Notification shall not be subject to review by anyone, but shall be final, binding and conclusive upon all persons interested in the Plan or any Plan Award.


                            PARTICIPATION

5.1 All Associates whom the Committee determines have the potential to contribute significantly to the success of the Company, as well as Non-Associate Directors, may participate in the Plan, although
        14

Non-Associate Directors may not receive Incentive Stock Options. An Associate or Non-Associate Director may be granted one or more Plan Awards, unless prohibited by applicable law and subject to the limitations under Code Section 422 with respect to Incentive Stock Options.

                            STOCK OPTIONS

6.1 Term of Options. Wal-Mart may grant Options covering the Subject Shares to Associates or Non-Associate Directors. The term of each Option shall be the term stated in the Option Notification; provided, however, that in the case of an Incentive Stock Option, the term shall be no more than 10 years from the date of grant unless the Incentive Stock Option is granted to an Optionee who, at the time of the grant, owns stock representing more than 10% of the voting power of all classes of stock of Wal-Mart or any Parent/Subsidiary Corporation, in which case the term may not exceed 5 years from the date of grant.

Each Option shall be a Nonqualified Option unless designated otherwise in the Option Notification. Notwithstanding the designation of an Option, if the aggregate Fair Market Value of Shares subject to Incentive Stock Options that are exercisable for the first time by an Optionee during a calendar year exceeds $100,000 (whether due to acceleration of exercisability, miscalculation or error), the excess Options shall be treated as Nonqualified Options.

6.2 Option Exercise Price and Consideration. The per Share exercise price of an Option shall be determined by the Committee in its discretion, except that the per Share exercise price for an Incentive Stock Option shall be 100% of the Fair Market Value of a Share on the date of grant unless the Associate to whom the Incentive Stock Option is granted owns stock representing more than 10% of the voting power of all classes of stock of Wal-Mart or any Parent/Subsidiary Corporation at the time of the grant, in which case the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant. The type of consideration in which the exercise price of an Option is to be paid shall be determined by the Committee in its discretion, and, in the case of an Incentive Stock Option, shall be determined at the time of grant.

6.3  Exercise of Options.   An Option shall be deemed to be exercised
when the person entitled to exercise the Option gives notice of exercise to Wal-Mart in accordance with the Option's terms and Wal-Mart receives full payment for the Shares as to which the Option is exercised.

6.4 Termination of Employment. If an Optionee's Continuous Status as an Associate is terminated, the Optionee may, subject to Wal-Mart's right to terminate the Associate for Cause, exercise Options vested as of the termination date to the extent set out in Optionee's Option Notification. Incentive Stock Options may be exercised only within 60 days (or other period of time determined by the Committee at the time of grant of the Option and not exceeding 3 months) after the date of the termination (but in no event later than the expiration date of the term of that Option as set forth in the Option Notification), and only to the extent that Optionee was entitled to exercise the Incentive Stock Option at the date of that termination. To the extent the Optionee is not entitled to or does not exercise an Option at the date of that termination or within the time specified herein or in the Option Notification, the Option shall terminate. During a period for which the Optionee is subject to administrative suspension from employment, the Optionee's right to exercise Options will be suspended.

6.5 Disability of Optionee. Notwithstanding the provisions of the immediately preceding paragraph, in the case of an Optionee's Incentive Stock Option, if the Optionee's Continuous Status as an Associate is terminated as a result of his or her total and permanent disability (as defined in Code Section 22(e)(3)), Optionee may, but only within 12 months from the date of that termination (but in no event later than the expiration date of the term of that Option as set forth in the Option Notification), exercise an Incentive Stock Option to the extent otherwise entitled to exercise it at the date of that termination. To the extent the Optionee is not entitled to exercise an Incentive Stock Option at the date of termination, or if Optionee does not exercise that Incentive Stock Option to the extent so entitled within the time specified herein, the Incentive Stock Option shall terminate.

6.6 Reload Options. If an Optionee exercises an Option (the "Original Option") while the Optionee is an Associate or a Non-Associate Director by paying all or a portion of the exercise price of the Shares subject to the Original Option by tendering to Wal-Mart Shares owned by that person, an Option to purchase the number of Shares used for this purpose by the Associate or the Non Associate Director, as the case may be (the "Reload Option") may, at the Committee's discretion, be granted to the Associate, as a part of the Original Option, as evidenced in the Optionee's Option Notification. The Reload Option may be exercised at any time during the term of the Original Option, under the terms and conditions, and subject to any limitations as may be placed on that exercisability in the Notification.
        15

6.7 Non-transferability of Options. An Option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner except by testamentary devise or by the laws of descent or distribution or in those circumstances expressly permitted by the Committee.

                        RESTRICTED STOCK

7.1 Grant of Restricted Stock Awards. Wal-Mart may make Restricted Stock Awards to those Associates or Non-Associate Directors the Committee may determine in its sole discretion. Restricted Stock Awards may be made with respect to up to an aggregate of 16,000,000 Subject Shares. Each Restricted Stock Award shall have those terms and conditions that are expressly set forth in, or are required by, the Plan and any other terms and conditions as the Committee making the Restricted Stock Award may determine in its discretion.

7.2 Dividend Receipt; Voting. While any Restriction applies to any Recipient's Restricted Stock, (i) the Recipient shall receive the dividends paid on the Restricted Stock and shall not be required to return those dividends to Wal-Mart in the event of the forfeiture of the Restricted Stock, (ii) the Recipient shall receive the proceeds of the Restricted Stock in any stock split, reverse stock split, recapitalization, or other change in the capital structure of Wal-Mart, which proceeds shall automatically and without need for any other action become Restricted Stock and be subject to all Restrictions then existing as to the Recipient's Restricted Stock and
(iii) the Recipient shall be entitled to vote the Restricted Stock during the Restriction period.

7.3 Issuance of Restricted Stock. The Restricted Stock will be issued to each Recipient subject to the understanding that while any Restriction applies to the Restricted Stock, the Recipient shall not have the right to sell, transfer, assign, convey, pledge, hypothecate, grant any security interest in or mortgage on, or otherwise dispose of or encumber any shares of Restricted Stock or any interest therein.
As a result of the retention of rights in the Restricted Stock by Wal-Mart, except as required by any law, neither any shares of the Restricted Stock nor any interest therein shall be subject in any manner to any forced or involuntary sale, transfer, conveyance, pledge, hypothecation, encumbrance, or other disposition or to any charge, liability, debt, or obligation of the Recipient, whether as the direct or indirect result of any action of the Recipient or any action taken in any proceeding, including any proceeding under any bankruptcy or other creditors' rights law. Any action attempting to effect any transaction of that type shall be void.

7.4  Forfeiture.  Unless expressly provided for in the Restricted
Stock Award made to a Recipient, any Restricted Stock held by the Recipient at the time the Recipient ceases to be an Associate for any reason shall be forfeited by the Recipient to Wal-Mart and automatically re-conveyed to Wal-Mart.

7.5 Withholding. The Committee may withhold any amounts or Shares necessary to collect any withholding taxes with respect to any Restricted Stock Award or upon the fulfillment of the Restriction in that Restricted Stock Award.

7.6 Compliance with Law. The making of Restricted Stock Awards and issuance of any Restricted Stock is subject to compliance by Wal-Mart with all applicable laws. Wal-Mart need not issue or transfer Restricted Stock pursuant to the Plan unless Wal-Mart's legal counsel has approved all legal matters in connection with the issuance and delivery of the Restricted Stock.

7.7 Evidence of Share Ownership. The Restricted Stock will be book-entry shares only unless the Committee decides to issue certificates to evidence shares of the Restricted Stock. Any stock certificate(s) representing the Restricted Stock issued to a Recipient that is so issued shall bear the following legend:

  THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED PURSUANT TO THE WAL-MART STORES, INC. STOCK INCENTIVE PLAN OF 1998 (THE "PLAN") AND ARE SUBJECT TO SUBSTANTIAL RESTRICTIONS ON THEIR TRANSFER AND TO FORFEITURE TO WAL-MART STORES, INC. IF CERTAIN CONDITIONS ARE NOT MET. THOSE RESTRICTIONS AND CONDITIONS ARE SET FORTH IN THE PLAN AND IN THE RESTRICTED STOCK AWARD PURSUANT TO WHICH THOSE SHARES WERE ISSUED TO THE REGISTERED HOLDER THEREOF.

Wal-Mart will place stop-transfer instructions with respect to all Restricted Stock on its stock transfer records.

7.8 Deferral of Restricted Stock. In the discretion of the Committee, any Recipient of Restricted Stock who is eligible to participate in the Wal-Mart Officer Deferred Compensation Plan may defer his or her Restricted Stock by electing to: (1) assign some or all of the Restricted Stock to Wal-Mart and to have an amount equal to the Fair Market Value of the Restricted Stock assigned on the date of the assignment credited to the benefit of the Recipient and deferred pursuant to and in accordance with the terms of the Wal-Mart Officer Deferred Compensation Plan, provided that any amounts deferred under this
        16
provision and that plan shall not be considered in determining any incentive payments to be made to the Recipient under Section 4.2 of the Wal-Mart Officer Deferred Compensation Plan; or (2) transfer some or all of the Restricted Stock to Wal-Mart in trust for the benefit of the Recipient under terms that will permit the deferral of recognition of gain or income by the Recipient for federal income tax purposes in connection with the receipt of the Restricted Stock. A Recipient must make the election by no later than April 1 of the year prior to the year in which the conditions in each of the Restrictions relating to the release of that Restricted Stock from those Restrictions would be met. Each election must be made by the Recipient filing an election form with Wal-Mart. Once an election is made, the Recipient may not revoke or change that election.

If the Shares are the subject of a stock dividend, stock split, or a reverse stock split, the products of such action with respect to the Restricted Stock held for a Recipient in escrow shall be held in escrow on the same terms as the Restricted Stock. Wal-Mart will credit to the Recipient's account on the date any dividend is paid on Shares the amount of the dividend paid on the Restricted Stock held in escrow on that date. The dividends credited to the account shall bear interest at a rate per annum equal to the rate of interest paid on the amounts of compensation deferred under the Wal-Mart Officer Deferred Compensation Plan.

Shares of Restricted Stock held by Wal-Mart pursuant to the terms of this deferral provision, along with the cash amount credited to the account of the Recipient in respect of dividends, shall be paid out to: (1) the Recipient only upon the termination of the Recipient's Continuous Status as an Associate or, in the case of a Non-Associate Director, the Recipient ceasing to be a director of Wal-Mart or upon any demonstration that the Recipient is the subject of any hardship pursuant to rules the Committee may establish employment; or (2) the Recipient's named beneficiaries upon the death of the Recipient.


                   STOCK APPRECIATION RIGHTS AND
                   STOCK VALUE EQUIVALENT AWARDS

8.1 Grant. Wal-Mart may grant Stock Appreciation Rights and Stock Value Equivalent Awards to Associates or Non-Associate Directors on
any terms and conditions the Committee deems desirable.   A Recipient
granted a Stock Appreciation Right will be entitled to receive on the date on which the Recipient properly elects to receive a payment in respect of his or her Stock Appreciation Rights an amount equal to (i) the excess of the Fair Market Value of a Share on that date over the Fair Market Value of a Share on the date of grant of the Recipient's Stock Appreciation Right, (ii) a predetermined amount that is less than that excess or (iii) any other amount as may be set by the Committee, multiplied by the number of Share equivalents as to which the Recipient elects to receive the payment. A Recipient granted a Stock Value Equivalent Award will be entitled to receive on the date on which the Recipient properly elects to receive a payment in respect of his or her Stock Value Equivalent Award an amount equal to the Fair Market Value on that date multiplied by the number of Share equivalents as to which the Recipient elects to receive the payment.

8.2 Award Vesting. The Committee shall establish the conditions pursuant to which, and the period over which, the rights of the Recipient in Stock Appreciation Rights or a Stock Value Equivalent Award will fully or partially vest and the Recipient will be entitled to elect to receive any payment under his or her Plan Award.

8.3 Election to Receive Payments. A Recipient may elect to receive a payment to which the Recipient is entitled under the Plan Award by giving notice of such election to the Committee in accordance with the rules established by the Committee.

8.4 Payments to Recipients. Subject to the terms and conditions of the Plan Award granting the Stock Appreciation Right or the Stock Value Equivalent Award, a payment to a Recipient with respect to Stock Appreciation Rights or a Stock Value Equivalent Award may be made (i) in cash or by check, (ii) in Shares having an aggregate Fair Market Value on the date on which the Recipient elects to receive the payment equal to the amount of the payment to be made under the Plan Award or
(iii) any combination of cash and Shares, as the Committee shall determine in its sole discretion. The Committee may elect to make this determination either at the time the Plan Award is granted, or with respect to payments contemplated in clauses (i) and (ii) above, at the time the Recipient makes his or her election to receive a payment with respect to the Plan Award. The Committee shall not make any payment in Shares if such payment would result in any adverse tax or other legal effect as to this Plan or Wal-Mart.

                           MISCELLANEOUS

9.1 Issuance of Stock Certificates; Book-Entry. If a Recipient has the right to the issuance of any Shares pursuant to any Plan Award, Wal-Mart shall issue or cause to be issued a stock certificate or a book-entry crediting shares to the Recipient's account promptly upon the exercise of the Plan Award or the right arising under the Plan Award.

9.2 Section 162(m) Matters. The Compensation and Nominating Committee of the Board may grant Plan Awards that provide for the rights thereunder to accrue based on performance-based criteria and that
        17
is intended to qualify for the performance-based exception under Code
Section 162(m)(4)(C). In granting any Performance Based Award, the Compensation Committee shall comply fully with the regulations promulgated with respect to Code Section 162(m); provided, however, that no Recipient who is a "covered employee" as defined in Code
Section 162(m)(3) shall receive grants of Plan Awards with respect to more than 1,600,000 Shares and Share equivalents in any one fiscal year of Wal-Mart, subject to adjustment as provided in the paragraph captioned "Adjustments upon Changes in Capitalization or Mergers" below. Nothing in the Plan shall be construed to prevent the issuance of Plan Awards to any "covered employees" that are not Performance Based Awards if the Committee so elects.

9.3 Termination of Employment. Except as otherwise expressly set forth in the Plan, the Committee shall determine the effect of the termination of a Recipient's employment, a Recipient's disability or death or a Non-Associate Director's ceasing to be a director of Wal-Mart during any applicable vesting period contained in a Plan Award made to the Recipient. During a period for which the Recipient is subject to administrative suspension, a Recipient's right to exercise any rights under any Plan Award or the vesting of any rights under any Plan Award shall be suspended.

9.4 Termination for Cause. Notwithstanding anything to the contrary contained in the Plan, any Recipient whose Continuous Status as an Associate or Non-Associate Director is terminated by Wal-Mart for Cause shall forfeit all Plan Awards and Restricted Stock granted under the Plan, whether or not vested or otherwise exercisable.

9.5 Death of Recipient. If a Recipient dies, the Recipient's Award may be exercised, in accordance with its terms or as allowed by law, by the Recipient's estate or by a person who acquired the right to exercise the Award by bequest or inheritance, but only to the extent the Recipient was otherwise entitled to exercise the Award at the date of the Recipient's death and only if exercised within 12 months after the Recipient's death. To the extent the Award was unvested at the date of death, the Award shall terminate.

9.6 Limitations on Liability and Award Obligations. Receiving a Plan Award or being the owner of any Option, Restricted Stock Award or Stock Appreciation Right shall not:

(a) give a Recipient any rights except as expressly set forth in the Plan or in the Plan Award and except as a stockholder of Wal-Mart as set forth herein as to the Restricted Stock only;

(b)  as to Shares issuable on the exercise of Options or Stock
     Appreciation Rights payable in Shares, until the issuance (as evidenced by the appropriate entry on the books of Wal-Mart of a duly authorized transfer agent of Wal-Mart) of the Shares issued upon exercise of an Option or Stock Appreciation Right, give the Recipient the right to vote, or receive dividends on, the Shares to be issued upon exercise or any other rights as a stockholder with respect to the Optioned Stock or those Shares, notwithstanding the exercise of the Option or Stock Appreciation Right;

(c) be considered a contract of employment or give the Recipient any right to continued employment, or to hold any position, with Wal-Mart or any Affiliate;

(d) create any fiduciary or other obligation of Wal-Mart or any Affiliate to take any action or provide to the Recipient any assistance or dedicate or permit the use of any assets of Wal-Mart or any Affiliate that would permit the Recipient to be able to attain any performance criteria stated in the Recipient's Plan Award;

(e)  create any trust, fiduciary or other duty or obligation of Wal-
     Mart or any Affiliate to engage in any particular business, continue to engage in any particular business, engage in any particular business practices or sell any particular product or products; or

(f) create any obligation of Wal-Mart or any Affiliate that shall be greater than the obligations of Wal-Mart or that Affiliate to any general unsecured creditor of Wal-Mart or the Affiliate.

If Wal-Mart or an Affiliate terminates a Recipient's employment with Wal-Mart or the Affiliate, the potential value of any Plan Award or Restricted Stock that must be returned to Wal-Mart will not be an element of any damages that the Recipient may have for any termination of employment or other relationship in violation of any contractual or other rights the Recipient may have.

9.7 No Liability of Committee Members. Wal-Mart shall indemnify and hold harmless each member of the Committee and each other officer, director and Associate of Wal-Mart or any Affiliate that has any duty or power relating to the administration of the Plan against any liability, obligation, cost or expense incurred by that person arising out of any act or omission to act in connection with the Plan or any Plan Award if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of Wal-Mart.
        18

9.8 Adjustments upon Changes in Capitalization or Merger. Subject to any required action by the Wal-Mart stockholders, the number of Shares covered by each Plan Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Plan Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of a Plan Award, as well as the price per Share covered by any outstanding Plan Award that includes in its terms a price per Share, shall be proportionately adjusted for any increase or decrease in the number of issued shares of the Common Stock of Wal-Mart resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock of Wal-Mart, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by Wal-Mart. That adjustment shall be made by the Committee, whose determination shall be final, binding and conclusive as to every person interested under this plan. Except as expressly provided herein, no issuance by Wal-Mart of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to a Plan Award.

9.9  Notification.  Options, Restricted Stock Awards and Stock
Appreciation Rights shall be evidenced by Notifications or other award documents in the form approved by the Committee.

9.10 Amendment and Termination of the Plan. The Board may amend or terminate the Plan at any time without the approval of the Recipients or any other person, except to the extent any action of that type is required to be approved by the stockholders of Wal-Mart in connection with any outstanding Performance Based Awards.

9.11 Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Arkansas, except that any matters relating to the internal governance of Wal-Mart shall be governed by the Delaware Law.

9.12 Superseding Existing Plans. Effective Date and Transition. The Plan supersedes the Wal-Mart Stores, Inc. Stock Option Plan of 1994, as amended, and the Wal-Mart Stores, Inc. 1997 Restricted Stock Plan. This Plan was approved by the Board on, and shall be effective as of, March 5, 1998, subject only to the approval of the Plan by the holders of a majority of the outstanding Shares at Wal-Mart's 1998 annual stockholders' meeting.


                              ATTACHMENT B

                          WAL-MART STORES, INC.
                    MANAGEMENT INCENTIVE PLAN OF 1998

                                GENERAL

1.1. Purpose. The purpose of the Wal-Mart Stores, Inc. Management Incentive Plan of 1998 ("MIP") is to advance the interests of the shareholders of Wal-Mart Stores, Inc. by providing performance-based incentives to eligible management associates.

1.2. Effective Date. The MIP shall be effective for the Fiscal Year beginning February 1, 1998, subject to the approval of the Company's shareholders, and shall remain effective for each subsequent Fiscal Year until terminated by the Board.

1.3. Nature of MIP. With respect to individuals who are Covered Employees, the MIP is intended to provide "qualified performance-based compensation," as such term is defined in Treas. Reg. 1.162-27(e), to the extent deemed appropriate by the Committee at the time Performance Goals are established for a Fiscal Year. Nothing herein shall be construed as preventing the MIP from providing both "qualified performance-based compensation" and nonqualified compensation for the same Fiscal Year in the manner permitted under Code Section 162(m). The MIP shall be administered and construed in a manner consistent with Code Section 162(m) and regulations thereunder for any Fiscal Year in which the MIP is intended to provide "qualified performance-based compensation."

1.4. MIP Not Funded. Incentive Plan Awards shall be made solely from the general assets of Wal-Mart Stores, Inc. or a Related Affiliate, to the extent such payments or benefits are attributable to services with a Related Affiliate participating in the MIP. To the extent any person acquires a right to receive payments from Wal-Mart Stores, Inc. or a Related Affiliate under the MIP, the right is no greater than the right of any other unsecured general creditor.

                              DEFINITIONS

2.1. "Board" means the Board of Directors of Wal-Mart Stores, Inc.

2.2. "Committee" means the Compensation and Nominating Committee of the Board, or such other committee designated by the Board as the "Committee" under the MIP. The Board may appoint different Committees with respect to Covered Employees and non-Covered Employees. With respect to Covered Employees, any such Committee
        19
must consist of two or more persons each of whom are "outside directors" within the meaning of Code Section 162(m).

2.3. "Company" means Wal-Mart Stores, Inc. and each Related Affiliate designated by the Committee as a participating employer in the MIP.

2.4. "Covered Employee" has the meaning of such term under Code
Section 162(m)(3).

2.5. "Incentive Percentage" means the pre-established award formula established by the Committee for each Fiscal Year which specifies a percentage of a Participant's rate of salary in effect for the last full payroll period of the Fiscal Year to be paid as an Incentive Plan Award. The Committee may establish different Incentive Percentages for individual Participants or different classes of Participants, and/or the achievement levels of the Performance Goals. Solely with respect to Covered Employees, for any Fiscal Year for which the MIP is intended to provide "qualified performance-based compensation," the Incentive Percentages applicable to the Covered Employees must be established by the Committee no later than 90 days after the beginning of the Fiscal Year for which the Incentive Plan Award pertains.

2.6. "Incentive Plan Award" means the annual incentive compensation award granted under the MIP which is contingent and based upon the attainment of the Performance Goals with respect to a Fiscal Year.

2.7. "Participant" means an associate of the Company participating in the Plan as provided in the "Participation" section of the MIP.

2.8. "Performance Goals" means the pre-established objective performance goals established by the Committee for each Fiscal Year. Solely with respect to Covered Employees, for any Fiscal Year for which the MIP is intended to provide "qualified performance-based compensation," Performance Goals applicable to the Covered Employees must be established by the Committee no later than 90 days after the beginning of the Fiscal Year to which the Performance Goals pertain. The Performance Goals may be based upon the performance of the Company or any Related Company, or division thereof, using one or more of the following operating performance measures selected by the Committee:
(a) earnings; (b) revenue; (c) operating or net cash flows; (d) financial return ratios; (e) total shareholder return; (f) market share; or (g) pre-tax profits. Separate Performance Goals may be established by the Committee for the Company or a Related Affiliate, or division thereof. The Performance Goals shall include a threshold Performance Goal under which no Incentive Plan Awards shall be paid if the threshold goal is not achieved. With respect to Participants who are not Covered Employees, the Committee may establish such other subjective or objective goals, including individual Performance Goals, which it deems appropriate. The preceding sentence shall also apply to Covered Employees with respect to any Incentive Plan Award not intended at time of grant to be "qualified performance-based compensation." Performance Goals may be set at a specific level, or may be expressed as a relative percentage to the comparable measure at comparison companies or a defined index.

2.9. "Fiscal Year" means the 12-month period beginning on each February 1 and ending on the following January 31.

2.10. "Related Affiliate" means a business or entity that is, directly or indirectly, controlled by Wal-Mart Stores, Inc.

                              PARTICIPATION

3.1. Eligibility. Associates eligible to participate in the MIP shall consist of officers and other management associates of the Company whom the Committee determines have the potential to contribute significantly to the success of the Company and its Related Affiliates. For each Fiscal Year the Committee shall determine which of such officers and other management associates shall participate in the MIP. For any Fiscal Year for which "qualified performance-based compensation" is to be provided, the Committee shall designate the individual or classes of Covered Employees for such compensation no later than the 90th day of such Fiscal Year.

     Unless determined otherwise by the Committee, Company associates shall not be eligible to participate in the MIP for any period they are participating in any other incentive program maintained by the Company or any other Related Affiliate. At any time, including during a Fiscal Year, the Committee may add additional classes or delete classes of associates for participation in the Plan as it deems appropriate, except that no such change may be made to the extent it would result in a loss of deductibility under Code Section 162(m) for any "qualified performance-based compensation."

                        INCENTIVE PLAN AWARDS

4.1. Determination of Incentive Plan Awards.

(a) The Committee shall, promptly after the date on which the necessary financial, individual or other
        20
     information for a particular Fiscal Year becomes available, certify:
     (i) the degree to which each of the Performance Goals have been attained; and (ii) with respect to each qualifying Participant who is a Covered Employee, the amount of the Incentive Plan Award, if any, payable to such Participant. The Committee or its designee shall likewise certify the amount of the Incentive Plan Award, if any, payable with respect to a qualifying Participant who is not a Covered Employee. Any such determination by the Committee or its designee shall be final and conclusive on all parties, but shall be based on such objective information or financial data as is relevant to the Performance Goal. Performance Goals shall, to the extent applicable, be based upon generally accepted accounting principles. The Committee may rely conclusively on any such information provided by the Company's certified public accountant.

(b) Unless the Committee provides otherwise when establishing the Performance Goal, if the Company fails to achieve its threshold Performance Goal, no Incentive Plan Award shall be paid even if any applicable threshold division Performance Goal has been achieved. Similarly, unless provided otherwise by the Committee when establishing the Performance Goal, if the Company fails to achieve its threshold Performance Goal, no Incentive Plan Award shall be paid even if any individual Performance Goal has been satisfied. Participants whose Incentive Plan Award is based the attainment of Company Performance Goals and division/individual Performance Goals shall earn the Company portion of the Incentive Plan Award if the Company attains its Performance Goals, even if the division/individual Performance Goals are not achieved.

4.2. Eligibility and Amount of Incentive Plan Award.

(a) To be eligible for payment of any Incentive Plan Award, the Participant must: (i) be employed by the Company on the last day of the Fiscal Year to which the award pertains, unless termination is due to the Participant's death; (ii) have performed the Participant's duties to the satisfaction of the Committee; (iii) have not engaged in any act deemed by the Committee to be inimical to the best interest of the Company or a Related Affiliate; and (iv) otherwise complied with Company policies at all times prior to the date the Incentive Plan Award is actually paid. No Incentive Plan Award shall be paid to any Participant who does not satisfy each of the above.

(b) The Incentive Plan Award shall be determined by multiplying the Incentive Percentage applicable to the Participant by the Participant's rate of base salary in effect for the last full payroll period of the Fiscal Year to which the Incentive Plan Award pertains. In no event, however, will an Incentive Plan Award for a Covered Employee exceed two-tenths of one percent (0.20%) of the Company's net income for the Fiscal Year. In the event of a Participant's death, the Incentive Plan Award shall be prorated based upon the number of full payroll periods worked in a MIP position for such Fiscal Year. The Committee shall have the discretion and authority to make adjustments to any Incentive Plan Award in circumstances where: (i) a Participant leaves the Company and is rehired as a Participant; (ii) a Participant is hired, promoted or transferred into a position eligible for MIP participation; (iii) a Participant transfers between eligible MIP positions with different Incentive Percentages or Performance Goals; (iv) a Participant transfers to a position not eligible to participate in the MIP; (v) a Participant becomes eligible for an incentive from another incentive plan maintained by the Company or Related Affiliate; (vi) a Participant is on a leave of absence; and
     (vii) such similar circumstances deemed appropriate by the Committee, consistent with the purpose and terms of the MIP.

4.3. Payment of Award. Incentive Plan Awards will be paid in cash by April 15 following the applicable Fiscal Year to which the award pertains. If, however, the Participant is on administrative suspension at the time payment would otherwise be made, payment shall be delayed until the matter is resolved by the Company. No payment in that event shall be made if the Committee determines the qualification requirements of Section 4.2.(a) have not been satisfied by the Participant.

                            ADMINISTRATION

5.1. Administration. The MIP shall be administered by the Committee. Subject to the provisions of the MIP, the Committee shall have full discretionary authority to administer and interpret the MIP, to exercise all powers either specifically granted to it under the MIP or as are necessary or advisable in the administration of the MIP, to prescribe, amend and rescind rules and regulations relating to the MIP, and to make all other determinations necessary or advisable for the administration of the MIP, all of which shall be binding on all persons, including the Company, the Participants (or any person claiming
        21
any rights under the MIP from or through any Participant), and any stockholder of the Company. A majority of the Committee shall constitute a quorum, and the Committee shall act pursuant to a majority vote or by unanimous written consent. No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the MIP or any Incentive Plan Award paid hereunder.

5.2. Delegation. The Committee may delegate its responsibilities for administering the MIP to one or more persons as the Committee deems necessary. However, the Committee may not delegate its responsibilities under the Plan relating to any Covered Employee where such delegation is prohibited under Code Section 162(m) pertaining to "qualified performance-based compensation."


                             MISCELLANEOUS

6.1. Amendment and Termination. The Board reserves the right to alter, amend, suspend or terminate the MIP in whole or in part at any time. With respect to Covered Employees, any such amendment shall comply with Code Section 162(m).

6.2. No Guarantee. While a discretionary Incentive Plan Award may have been paid in the past, whether such payments will be made in the future will depend upon various factors, such as the Company's financial condition and performance. There is no guarantee that the Company will pay any such incentive. The Committee may, in its sole discretion, reduce, eliminate or increase, any Incentive Plan Award, except that the amount of any Incentive Plan Award intended to be "qualified performance-based compensation" may not be increased above the amount established for the Performance Goal and Incentive Percentage. The Company may withhold an Incentive Plan Award, or portions thereof, for any reason including gross misconduct (e.g., theft, dishonesty/compromised integrity, fraud, harassment, etc.) or any actions deemed to be inimical to the best interests of the Company by the Committee.

6.3. Tax Withholding. The Company shall have the right to deduct from all payments made under the MIP any federal, state or local taxes required by law to be withheld with respect to such payments.

6.4. Governing Law. The Plan and all rights to an Incentive Plan Award hereunder shall be construed in accordance with and governed by the laws of the State of Arkansas, except that any matters relating to the internal governance of Wal-Mart shall be governed by the general corporate laws of the State of Delaware.

6.5. Assignment or Pledge. No rights under the MIP, contingent or otherwise, shall be assignable or subject to any encumbrance, pledge or charge of any nature.

6.6. Employment. Neither the adoption of the MIP nor its operation shall in any way affect the rights and power of the Company or any Related Affiliate to dismiss or discharge any Participants.

6.7. Death. In the event of a Participant's death prior to the payment of any Incentive Plan Award to which the Participant is otherwise entitled, payment shall be made to the Participant's then-effective beneficiary or beneficiaries under the Company-paid group term life arrangement.

6.8. Rights to Payments. No absolute right to any Incentive Plan Award shall be considered as having accrued to any Participant prior to the close of the Fiscal Year with respect to which the award is made. No Participant shall have any enforceable right to receive any Incentive Plan Award made with respect to a Fiscal Year or to retain any payment made with respect thereto if for any reason the requirements of Section 4.2(a) are not satisfied.

6.9. Prior Plans. The MIP supersedes and replaces the Wal-Mart Stores, Inc. Home Office Management Incentive Plans effective February 1, 1998.
        22

                              (Map here)

                           ADMITTANCE SLIP
                        WAL-MART STORES, INC.
                    Annual Meeting of Shareholders

             Place:  Bud Walton Arena
                     University of Arkansas Campus
                     (parking on North Razorback Drive)
                     Fayetteville, Arkansas

              Time:  June 5, 1998, 8:30 A.M. CDST
                     (Pre-meeting activities at 7:30 A.M.)

                     Casual dress is recommended.

   Please present this slip at the entrance. You may bring guests, but we reserve the right to limit the number of your guests. Photographs for use in Company publications will be taken at the Annual Meeting. By attending, you waive any claim to these photographs. Camcorders or video taping equipment of any kind are expressly prohibited.



                            Wal-Mart Stores, Inc.
                            Bentonville, AR 72716
                                501/273-4000

                        WAL-MART STORES, INC. PROXY

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF THE
     SHAREHOLDERS OF WAL-MART STORES, INC. TO BE HELD ON JUNE 5, 1998

     I have received the Notice of Annual Meeting of Shareholders to be held on June 5, 1998, and a Proxy Statement furnished by Wal-Mart's Board of Directors for the Meeting. I appoint S. ROBSON WALTON and DAVID D. GLASS, or either of them, as Proxies and Attorneys-in-Fact, with full power of substitution, to represent me and to vote all shares of Wal-Mart common stock that I am entitled to vote at the Annual Meeting on June 5, 1998.
If I participate in the Wal-Mart Stores, Inc. Profit Sharing Plan or if
I have a portion of my interest in the 401(k) Plan invested in Wal-Mart stock, I also direct the Trustee(s) of the respective Trust(s) to vote my stock which is attributable to my interest in each of the Plan(s) at the Meeting in the manner shown on this form as to the following matters and in the discretion of the Trustee(s) on any other matters that come before the Meeting.

RESOLVED, that the following persons are nominated for election to the Board of Directors of Wal-Mart Stores, Inc., such election to be at the Annual Meeting of Shareholders on June 5, 1998:

1. Jeronimo Arango, 2. John A. Cooper, Jr., 3. Stephen Friedman, 4. Stanley
C. Gault, 5. David D. Glass, 6. Roland A. Hernandez, 7. Dr. Frederick S. Humphries, 8. E. Stanley Kroenke, 9. Elizabeth A. Sanders, 10. Jack C. Shewmaker, 11. Donald G. Soderquist, 12. Dr. Paula Stern, 13. Jose H. Villarreal, 14. John T. Walton, 15. S. Robson Walton.

                       (Change of Address/Comments)

                       ____________________________
                       ____________________________
                       ____________________________

(If you have written in the above space, please mark the corresponding box on the reverse side of this card)

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

                           FOLD AND DETACH HERE

                           WAL-MART STORES, INC.

                      ANNUAL MEETING OF SHAREHOLDERS

                              June 5, 1998
                            8:30 a.m. (CDST)
                  (Pre-meeting activities at 7:30 a.m.)

                            Bud Walton Arena
                         University of Arkansas
                         Fayetteville, Arkansas

X  Please mark your vote as in this example.

If this proxy is signed and returned, it will be voted in accordance with your instructions shown below. If you do not specify how the proxy should be voted, it will be voted FOR items 1, 2, and 3 and AGAINST item 4.

            The Board of Directors recommends a vote FOR:

                                              FOR          WITHHELD
1.  Election of Directors (see reverse)

FOR, except vote withheld from the following nominee(s):

_______________________________________________________

                                             FOR      WITHHELD   ABSTAIN
2.  To approve the Wal-Mart Stores, Inc.
    Stock Incentive Plan of 1998

3.  To approve the Wal-Mart Stores, Inc.
    Management Incentive Plan of 1998

           The Board of Directors recommends a vote AGAINST:

                                            FOR      WITHHELD   ABSTAIN
4.  To approve a shareholder resolution
    regarding environmental principles

                                                  Change of Address
                                                  (see reverse)

Signature _________________________  Date __________
NOTE: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                          FOLD AND DETACH HERE

                             Control Number

   Wal-Mart Stores, Inc. encourages you to take advantage of a convenient way to vote your shares. If you hold your shares in your own name rather than through a broker, you can vote your shares electronically by telephone. This eliminates the need to return the proxy card.
   To vote your shares electronically you must use the control number printed above, just below the perforation. The series of numbers that appear above must be used to access the system.
   To vote over the telephone: On a touch-tone telephone call 1-800-OK2-VOTE
                               (1-800-652-8683)  24 hours a day 7 days a week.
   Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.
   If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

                        Stock Up at SAM'S Club

As a Wal-Mart shareholder, you are qualified for membership at SAM'S Club.

Use this One-Day Trial Membership Card to stock up on name brand merchandise for your business or home, all at low, warehouse prices.

If you've already joined SAM'S Club, you know what a great value membership represents and you may want to pass this Trial Membership along to a friend or colleague.

Annual membership fee of $35* payable upon joining. Fee includes one secondary membership. *Sales tax additional, where applicable.

                      PRE-QUALIFIED FOR MEMBERSHIP
                      ONE-DAY TRIAL MEMBERSHIP CARD

Shareholder's Name: ___________________________________________
Address:  _____________________________________________________
City/State/ZIP:  ______________________________________________
Phone:  _______________________________________________________

  (Sam's Club            Member No: ___176980225_______________
   LOGO here)            Qualifying Code:  ___1027_____________

Membeship Warehouse          5% upcharge applies when using this
FOR BUSINESS OR HOME         card (not applicable in Elmsford, NY).
                             Cash, Discover or Novus Cards only
                             (no checks).  You may apply for
                             membership while visiting any SAM'S Club.